Obtaining Control of Credit Suisse Floating Rate High Income Fund A

As of October 31, 2012, Pershing ("Shareholder") owned 3,831,938 shares of the Fund, which represented less than 25% of the Fund. As of October 31, 2013, Shareholder owned 21,421,915shares of the Fund, which represented 32.73% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund

Ceasing Control of Credit Suisse Floating Rate High Income Fund C

As of October 31, 2012, Merrill Lynch ("Shareholder") owned 1,253,716 shares of the Fund, which represented 35.41% of the Fund. As of October 31, 2013, Shareholder owned 5,489,254 shares of the Fund, which represented less than 25% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Floating Rate High Fund I

As of October 31, 2012, NFSC ("Shareholder") owned 12,741,763 shares of the Fund, which represented less than 25.00% of the Fund. As of October 31, 2013, Shareholder owned 35,631,765 shares of the Fund, which represented 28.22% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund

Obtaining Control of Credit Suisse Floating Rate High Income Fund B

As of October 31, 2012, Merrill Lynch ("Shareholder") owned 306,510 shares of the Fund, which represented 40.96% of the Fund. As of October 31, 2013, Shareholder owned 258,161 shares of the Fund, which represented 40.85% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.